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                                                                   EXHIBIT 5.1


                   [Letterhead of Commercial Law Group, P.C.]



                                January 10, 2002


Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma  73118

Re: Chesapeake Energy Corporation;
    Our File No. 3520-0076

Ladies and Gentlemen:

         We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the "Company") and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of the resale from time to time of shares of the Company's 6.75% Cumulative Convertible Preferred Stock (the "Preferred Stock") and the Company's common stock, par value $.01 per share, issuable upon conversion of the Preferred Stock.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Restated Certificate of Incorporation, as amended, and Bylaws of the Company; (b) the Certificate of Designation of the Preferred Stock; and (c) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the Preferred Stock and the Company's common stock, par value $.01 per share, issuable upon conversion of the Preferred
Stock will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

         Based on the foregoing, we are of the opinion that the Preferred Stock has been and that the Company's common stock, par value $.01 per share, issuable upon conversion of the Preferred Stock, will have been validly issued by the Company under the laws of the State of Oklahoma.

         We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                           Very truly yours,


                                           /s/ COMMERCIAL LAW GROUP, P.C.
                                               --------------------------------
                                               Commercial Law Group, P.C.